SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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The SMALLCap Fund, Inc.
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- (Name of Registrant as Specified in its Charter)
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- Ralph W. Bradshaw
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Ralph W. Bradshaw
One West Pack Square, Suite 1650
Asheville, NC 28801
Phone (828) 210-8184    FAX (828) 210-8183

April 10, 2003

Dear Fellow Shareholder of The SmallCap Fund, Inc,

DO NOT BE FOOLED BY THE FUND'S DIRTY TRICKS

VOTE THE GREEN PROXY TODAY

~ The Fund rejected immediate Board action to offer NAV.

At a recent Board meeting to consider shareholder demands for Net Asset Value ("NAV"), I moved to have the Fund immediately announce a tender offer to all shareholders for full NAV. Those controlling the Board chose instead to analyze and evaluate. The Fund's current Board majority has had over a year to take such action, and still could offer NAV at any time, but has chosen not to act. Electing my director candidates will create a Board majority that will act quickly to deliver NAV.

~ First the Fund ridicules my idea and then embraces it!

Just days ago, the Fund was denouncing my "so-called Shareholder Value Proposal" as "a gimmick". Now, feeling the pressure of shareholders in the proxy contest, the Fund has performed an act of desperation. They have copied my Shareholder Value Proposal verbatim and slipped it into their own revised proxy. Can you trust them to follow through? Who do they think they're kidding! In fact, they say in their proxy that approval of the proposal by stockholders "would not bind the Board to take any particular action." I believe the current Board majority has no intention of delivering NAV, regardless of any stockholder vote.

~ The Fund does not trust you and is not telling you the truth.

The Fund continues to mislead you about my commitment to providing NAV by telling you I voted against last year's merger proposal at the Board level.
But, what about the rest of the story? I in fact worked diligently for an even better proposal from the Board, but was blocked in my attempts. In my proxy, I recommended in favor of the merger proposal and gathered a large number of votes in support of it. This year, the Fund was very aware of my Shareholder Value Proposal well before anything was printed but they chose to ignore it. The Fund will continue to spend a huge amount of stockholder money on mailing after mailing, and "hired gun" solicitors paid to annoy you with phone calls, all in an attempt to fool you into voting against your best interests. Please do not let them!

~ Any way you cut it, the Fund's stock performance has been terrible!

Turn to Page 7 in the just released 2002 Annual Report to see the dismal history of the Fund's performance for investors. While the Fund occasionally had positive spurts, it is clear that anyone who held the Fund for the previous 1, 3, 5 or 10 year periods under-performed the benchmark S&P SmallCap 600 Index in EVERY SINGLE PERIOD. During the life of the Fund, stockholders have paid over $13.5 million in advisory fees for this poor performance vs the unmanaged index. Meanwhile, they have seen Fund assets plunge from $150 million in early 2001 to only about $80 million today, while suffering through returns roughly 20% below the benchmark.




Vote to bring Directors with experience and integrity to the Board.


Former U.S. Attorney General Edwin Meese and Thomas Lenagh are men of vast experience and impeccable character. Both have years of service with closed-end funds and their background goes far beyond their involvement with me. Contrast this with the Fund's nominees. One, a business associate of the defeated former chairman, was appointed as part of the Board packing last year. He had no prior closed-end fund experience and was never supported by stockholder vote. The other is the portfolio manager responsible for the Fund's miserable performance.




VOTE THE GREEN PROXY

 > Demand an option to receive full NAV

 > Elect Directors who really will deliver NAV


If you have already returned the WHITE proxy card sent to you by the Fund, you may revoke that proxy and vote for these nominees and the proposal by marking, signing, dating, and mailing a later dated GREEN proxy card.


Thank you for taking the time to help decide the future of your investment in our Fund. If I may answer any questions or provide additional information, please call me at (828) 210-8184.

Sincerely,



Ralph W. Bradshaw